Exhibit 4.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ADVANCE NANOTECH, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Issue Date:   ______

SENIOR SECURED NOTE

FOR VALUE RECEIVED, ADVANCE NANOTECH, INC., a Delaware corporation (hereinafter called “Borrower” or the “Company”), hereby promises to pay to the holders identified in Annex A (the “Holders”), at the respective address set forth in Annex A hereto, or order, without demand, the principal amount, as set forth opposite each Holder’s respective name in Annex A hereto, up to a maximum aggregate principal amount of $800,000 (the “Principal”), with accrued and unpaid interest thereon, on June 30, 2009 (the “Maturity Date”), if not paid sooner.

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holders, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1           Payment Grace Period.  The Borrower shall have a ten (10) business day grace period to pay any monetary amounts due under this Note, after which grace period and during the pendency of an Event of Default (as defined in Article III) a default interest rate of three percent (3%) per month above the rate otherwise applicable under this Note shall apply to the amounts owed hereunder.

1.2.            Interest Rate.

(a)           Interest payable on this Note shall accrue at the rate specified on Annex A hereto, beginning, with respect to the Principal advanced by any Holder, on the “Funding Date” set forth opposite such Holder’s respective name in Annex A hereto. Interest will be payable on the last business day of each month hereafter and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

(b)           Interest will be payable in cash.

1.3.           Payment in Full on Maturity Date.  This Note shall be payable in full on the Maturity Date; provided, however, that the Borrower retains the right to prepay amounts under this Note without penalty.

1.4           Change of Control.  Within three (3) business days after the consummation of a Change of Control, the Company will repurchase all of the then-outstanding interests in the Note at a purchase price in cash equal to not less than, (a) if the Change of Control occurs on or before 90 days after the Issue Date, 125% of the aggregate principal amount of this Note repurchased plus accrued and unpaid interest to the date of repurchase, (b) if the Change of Control occurs after 90 days and on or before 180 days after the Issue Date, 112.5% of the aggregate principal amount of this Note repurchased plus accrued and unpaid interest to the date of repurchase or (c) if the Change of Control occurs after 180 days and on or before 365 days after the Issue Date, 100% of the aggregate principal amount of this Note repurchased plus accrued and unpaid interest to the date of repurchase.  As used herein, “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Company to any “person” (as that term is used in Section 13(d) of the 1934 Act); (2) the adoption of a plan relating to the liquidation or dissolution of the Company; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the then-outstanding common stock of the Company; provided, however, that a “person” shall not include any Subscriber.  As used herein, “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the 1934 Act, except that in calculating the beneficial ownership of any particular “person” (as defined above), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

ARTICLE II

[RESERVED]

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of any Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of ten (10) business days after the due date.  The ten (10) day period described in this Section 3.1 is the same ten (10) business day period described in Section 1.1 hereof.

3.2           Breach of Covenant.  The Borrower breaches any material covenant or other material term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) business days after written notice to the Borrower from any Holder.  Notwithstanding the forgoing, this provision shall not apply to delayed registration under the Subscription Agreement for which liquidated damages shall be the sole remedy.

3.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein or in the Subscription Agreement shall be false or misleading in any material respect as of the date made and the Closing Date.

3.4           Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower is not dismissed within sixty (60) days of appointment.

3.5           Judgments.  Any money judgment shall be entered or filed against Borrower or any of its property or other assets for more than $250,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

3.6           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any substantially similar law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within sixty (60) days of initiation.

3.7   [Reserved].

3.8           Non-Payment.   A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $250,000 for more than ninety (90) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

3.9           [Reserved].

3.10         [Reserved].

3.11         [Reserved].

3.12           Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and any Holder are parties, or the occurrence of a material event of default under any such other third party agreement which is not cured after any required notice and/or cure period.

ARTICLE IV

SECURITY INTEREST

4.           Security Interest.   This Note is secured by a first priority security interest granted to the Collateral Agent for the benefit of the Holders pursuant to a Pledge and Security Agreement, as delivered by Borrower to the Holders.  The Borrower shall not, and shall not permit Owlstone Nanotech Inc. or any other subsidiary of the Borrower or affiliate of the Borrower to, grant or suffer to exist any lien which secures indebtedness or obligations of the Borrower or such subsidiary or affiliate and purports to rank senior to or pari passu with to the security interest relating to the debt evidenced by this Note.

ARTICLE V

MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of any Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2           Notices.    All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Advance Nanotech, Inc., 400 Rella Blvd., Suite 160, Montebello, New York 10901, Attn: Thomas Finn, telecopier: 845-533-4225, and (ii) if to any Holder, to the name, address and telecopy number set forth opposite such Holder’s name in Annex A hereto.

5.3           Amendment Provision.  The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.  Each Holder by acceptance hereof confirms such Holder’s agreement to the terms and conditions set forth herein.

5.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each Holder and its successors and assigns.

5.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holders hereof reasonable costs of collection, including reasonable attorneys' fees.

5.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York in the County of New York or in the federal courts located in the State and County of New York.  Subject to the foregoing, the parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.    The Company and each Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

5.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the applicable Holder pursuant to this Note and thus refunded to the Borrower.

5.8.           Construction.   Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.9           [Reserved].

5.10           Remedies.   This Note shall be deemed an unconditional obligation of Borrower for the payment of money, without limitation to any other remedies available to any Holder.

5.11           Non-Business Days.   Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

5.12           [Reserved].

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 9th day of April, 2009.

ADVANCE NANOTECH, INC.

By:________________________________
Name: Thomas P. Finn
Title:  Chief Financial Officer

INVESTOR DETAILS

PRINCIPAL AMOUNT OF NOTE = __________________ (the “Purchase Price”)

Choose One:
Option 1:

Option 2:

Signature	Signature (if purchasing jointly)

Name Typed or Printed	Name Typed or Printed

Entity Name	Entity Name

Address	Address

City, State and Zip Code	City, State and Zip Code

Telephone-Business	Telephone-Business

Telephone-Residence	Telephone-Residence

Facsimile-Business	Facsimile-Business

Facsimile-Residence	Facsimile-Residence

Tax ID # or Social Security #	Tax ID # or Social Security #

Email Address

Name in which Note should be issued:    ________________________________

Dated:    ________________, 2009

ANNEX A

HOLDERS

Name and Address	Principal	Funding Date	Initial Interest Rate or OID Per Month